Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            We consent to the incorporation by reference in this Amendment No.1 to Registration Statement on Form F-3 of our reports dated February 23, 2009 relating to the financial statements of Tower Semiconductor Ltd, (the "Company") and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Brightman Almagor Zohar & Co.
A member of Deloitte Touche Tohmatsu
December 23, 2009